Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)       Registration Statement (Form S-3D No. 333-20683) of Capital City Bank Group, Inc.

(2)       Registration Statement (Form S-8 No. 333-36693) of Capital City Bank Group, Inc.

(3)       Registration Statement (Form S-8 No. 333-174372) of Capital City Bank Group, Inc.

of our reports dated March 2, 2017, with respect to the consolidated financial statements of Capital City Bank Group, Inc. and the effectiveness of internal control over financial reporting of Capital City Bank Group, Inc. included in this Annual Report (Form 10-K) of Capital City Bank Group, Inc. for the year ended December 31, 2016.

       /s/ Ernst & Young LLP

Tampa, Florida

March 2, 2017